Exhibit 10.3

ELECTROMED, INC.

2023 EQUITY INCENTIVE PLAN

Restricted Stock Agreement

(Non-Employee Directors)

Electromed, Inc., a Minnesota corporation (the “Company”), pursuant to its 2023 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an award of Restricted Stock, whose vesting is subject the satisfaction of service-based conditions. The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement will be defined as provided in the Plan, as it currently exists or as it may be amended.

Full Name of Participant:
Number of Shares of Restricted Stock Granted:	Grant Date:

Vesting Schedule:

Vesting Date	Portion of Restricted Stock to Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

PARTICIPANT:	ELECTROMED, INC.

By:
[Name]	Name:
Title:

ELECTROMED, INC.

2023 EQUITY INCENTIVE PLAN

Restricted Stock Agreement

Terms and Conditions

1.	Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until this Restricted Stock vests as provided in Section 4 below, it is subject to the restrictions specified in Section 3 of this Agreement.

2.	Delivery of Restricted Stock. As soon as practicable after the Grant Date, the Company will cause its transfer agent to either maintain a book entry account in your name reflecting the issuance of Restricted Stock, or issue one or more stock certificates in your name evidencing the Shares. Any such stock certificate will be deposited with the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry that reflects the issuance of such Restricted Stock will be subject to stop transfer instructions as provided in Sections 7(b) and 7(c). Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Stock if such Restricted Stock is forfeited in whole or in part.

3.	Applicable Restrictions.

(a)         Beginning on the Grant Date, you shall have all rights and privileges of a shareholder of the Company with respect to Restricted Stock except as follows:

(i)	Dividends and other distributions declared and paid with respect to Restricted Stock before it vests shall be subject to Section 3(c).

(ii)	None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before it has become vested other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or, if and to the extent permitted under the Plan, pursuant to a beneficiary designation submitted to the Company.

(iii)	All or a portion of the Restricted Stock Award may be forfeited under the circumstances specified in Section 6.

(b)         Any attempt to transfer or dispose of any Restricted Stock in a manner contrary to the transfer restrictions shall be void and of no effect.

(c)         Any dividends or distributions, including regular cash dividends, payable or distributable with respect to or in exchange for outstanding but unvested Restricted Stock, including any Shares or other property or securities distributable as the result of any equity restructuring, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Stock is subject. At the time the underlying Restricted Stock vests, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to Restricted Stock which has vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4.	Vesting of Restricted Stock.

(a)	Scheduled Vesting. So long as you remain in Continuous Service, a portion of this Restricted Stock Award will cease to be subject to possible forfeiture on each Vesting Date specified in the table at the beginning of this Agreement, or at such earlier time as may be specified in subsections (b) and (c) of this Section 4..

(b)	Death or Disability. If your Continuous Service with the Company terminates because of death or Disability prior to a Vesting Date of this Award, all Restricted Stock subject to this Award will vest, and shall no longer be subject to the restrictions set forth in Sections 3 and 7, as of the date of your termination of Service.

(c)	Change in Control. If a Change in Control occurs prior to a Vesting Date of this Award and you remain in Continuous Service, all Restricted Stock subject to this Award will vest, and shall no longer be subject to the restrictions set forth in Sections 3 and 7, as of the date of the Change in Control.

5.	Release of Vested Stock. Following the vesting of Restricted Stock and the corresponding lapse of the transfer restrictions as to vested Stock, and after the Company has determined that all conditions to the release of vested Stock to you, including compliance with all applicable legal requirements, have been satisfied, it shall release to you such vested Stock, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such Stock to a brokerage account designated by you, or by an unrestricted book-entry registration of such Stock with the Company’s transfer agent.

6.	Forfeiture of Restricted Stock. Subject to Sections 4(b) and 4(c), if your Continuous Service terminates before all of Restricted Stock has vested, or if you attempt to transfer Restricted Stock in a manner contrary to the transfer restrictions, you will immediately forfeit all unvested Restricted Stock. Any Restricted Stock that is forfeited shall be returned to the Company for cancellation.

7.	Restrictive Legends and Stop-Transfer Orders.

(a)	Legends. Any certificate or certificates representing the Restricted Stock will bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)	Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)	Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares subject to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the such Shares will have been so transferred.

8.	No Right to Continued Service or Future Awards. This Agreement awards Restricted Stock to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued Service with the Company or any Affiliate, and the Company may terminate your Service and otherwise deal with you without regard to the effect it may have upon you under this Agreement

9.	Tax Consequences. You understand that unless a proper and timely election under Section 83(b) of the Code has been made, at the time the Restricted Stock vest, you will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting of the applicable number of Shares. You shall be solely responsible for any tax obligations that may arise as a result of this Award. You understand that you may choose to file, within thirty (30) days of the Grant Date, an election with the Internal Revenue Service electing pursuant to Section 83(b) to be taxed on the Fair Market Value of the Restricted Stock on the Grant Date. You acknowledge that it is your sole responsibility to timely file such an election, and that if such an election is made, you shall promptly provide the Company a copy.

10.	Compliance with Applicable Legal Requirements. No vested Shares deliverable pursuant to this Agreement shall be delivered unless such delivery complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchange(s) on which the Company’s common stock may, at the time, be listed.

11.	Interpretation of This Agreement. All decisions and interpretations made by the Board or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and any successor or assignee of the Company.

13.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

13.	Governing Plan Document. This Agreement and Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan, as it may be amended from time to time, will govern.

15.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Restricted Stock and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and delivery of these Restricted Stock and the administration of the Plan.

16.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.